Exhibit 99.1
Exterran Partners Announces Increase in Credit Facility Commitments to $700 Million
HOUSTON, March 22, 2011 — Exterran Partners, L.P. (NASDAQ: EXLP) today announced an increase of $150 million in the total commitments under its senior secured credit facility, which will now consist of a $550 million revolving credit facility and a $150 million term loan facility.
Exterran Partners’ outstanding borrowings as of December 31, 2010 totaled approximately $449 million, consisting of approximately $299 million under the revolving credit facility and approximately $150 million under the term loan facility. The maturity of the credit facility remains November 2015.
“We appreciate the continued support of our lender group, which includes several institutions with long-term relationships with Exterran,” said Michael J. Aaronson, Chief Financial Officer of Exterran Partners. “This commitment increase provides us with additional financial flexibility as we continue our efforts to execute our growth strategy and deliver long-term value to our unitholders.”
About Exterran Partners
Exterran Partners provides natural gas contract operations services to customers throughout the United States. Exterran Holdings, Inc. (NYSE: EXH) indirectly owns an equity interest in Exterran Partners. For more information, visit www.exterran.com.
Forward-Looking Statements
All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Exterran Partners, which could cause actual results to differ materially from such statements including, but not limited to, statements related to the expected benefits of the commitment increase.
While Exterran Partners believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the accuracy of the forward-looking information. Among the factors that could cause results to differ materially from those indicated

by such forward-looking statements are: changes in master limited partnership equity markets and overall financial markets that impact the effect of the drop-down of additional assets from Exterran Holdings to Exterran Partners; changes in tax laws that impact master limited partnerships, including drop-downs of additional assets to Exterran Partners; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for natural gas and the impact on the price of natural gas; changes in political or economic conditions in key operating markets; changes in safety, health, environmental and other regulations; and the performance of Exterran Holdings.
These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2010, and those set forth from time to time in Exterran Partners’ filings with the Securities and Exchange Commission. Except as required by law, Exterran Partners expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Partners, L.P.